Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91676) pertaining to the CACI $MART PLAN of CACI International Inc of our report dated June 10, 2005, with respect to the financial statements and schedule of the CACI $MART PLAN of CACI International Inc included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/  Ernst & Young LLP

McLean, Virginia

June 28, 2005